UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 19, 2005 (October 14, 2005)

Affordable Residential Communities Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31987	84-1477939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Grant Street, Suite 900, Denver, Colorado, 80203

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code: 303-383-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Amendment to a Material Agreement.

Effective October 14, 2005, ARC Housing LLC and ARC HousingTX LP (collectively, “Housing”), each an indirect wholly owned subsidiary of Affordable Residential Communities LP, a Delaware limited partnership (the “Operating Partnership”), have amended   the two-year, $75.0 million secured revolving credit facility (the “Lease Receivables Facility”) with Merrill Lynch Mortgage Capital Inc. (“Merrill”), dated as of April 6, 2005, that is used to finance the purchase of manufactured homes and for general corporate purposes.  Affordable Residential Communities Inc. (“ARC”) is the sole general partner of, and conducts substantially all of its operations through, the Operating Partnership, holding a 94.8% ownership interest in the Operating Partnership as of June 30, 2005. The parties have executed a First Amendment to the Credit Agreement (the “Amendment”), raising the commitment amount under the Lease Receivables Facility from up to  $75 million to up to  $150 million.  The Amendment also increased the borrowing rate from 55% of the net book value of the eligible manufactured housing units owned by Housing and located in ARC’s communities, subject to applicable borrowing base requirements, to 65%, extended the Maturity date from March 31, 2007 to September 30, 2008 and increased the interest rate from 3.25% plus one-month LIBOR to 4.125% plus one-month LIBOR.  The fee charged by the Lender in connection with the Amendment is 0.5%, or $750,000.  The ability to access funding under the amended facility is conditioned upon the satisfaction of certain conditions precedent set forth in the Amendment.  The specific terms of the Amendment are as expressly set forth in the copy of the Amendment attached hereto as Exhibit 10.1 and are incorporated herein by reference.

The Amendment also changed the provisions of the Lease Receivables Facility that provide for the Lease Receivables Facility to be converted from a revolving credit facility to a term loan, and the amortization of the Lease Receivables Facility to be accelerated, if, as of the end of any fiscal quarter commencing with the quarter ending December 31, 2005, (1) ARC’s real estate net segment income for the two most recent fiscal quarters is less than 90% of one-half of ARC’s real estate net segment income for the four fiscal quarters preceding such two most recent fiscal quarters; (2) ARC’s aggregate community occupancy ratio is less than 81.0%;  (3) the ratio of Housing’s net operating income for the most recent fiscal quarter to Housing’s interest expense for the most recent fiscal quarter is less than 1.25-to-1.0; (4) ARC’s funds from operations (as defined in the Amendment) shall be less than zero for 2 consecutive quarters beginning with the two consecutive quarters ending September 30, 2005 and December 31, 2005;  and (5) the aggregate net proceeds realized by ARC from its announced sale of communities shall be less than $85 million.

Additionally, ARC Real Estate Holdings, LLC (“ARC Real Estate”), the indirect parent of the Borrowers, which pledged certain additional collateral to the Lender pursuant to a Security Agreement (“Security Agreement”) which provides that ARC Real Estate has pledged the excess cash flows of certain of its subsidiaries as additional collateral for the Lease Receivables Facility.

Repayment of the Lease Receivables Facility is guaranteed by the Operating Partnership, by ARCHC LLC and by ARC Housing GP LLC.  The Operating Partnership’s guarantee of the Lease Receivables Facility (the “Operating Partnership Guarantee”) has also been amended (the “First Amendment to Operating Partnership Guarantee”) and contains the following covenants: (i) ARC must, as of the end of each fiscal quarter, maintain a tangible net worth of not less than (a) $425 million on and after September 30, 2005 through and including December 31, 2006; (b) $385 million on and after January 1, 2007 through and including December 31, 2007; and (c) $355 million on and after January 1, 2008 through and including September 30, 2008; (ii) ARC must maintain a debt to tangible net worth ratio of no more than 3.0 to 1.0 as of the last day of each fiscal quarter; (iii) ARC must have not less than $15.0 million in cash as of the last day of each fiscal quarter; and (iv) the Operating Partnership may not enter into any guarantees other than the guaranty provided to Textron Financial Corporation (“Textron”) with respect to its $50.0 million wholesale financing facility provided to ARC Dealership, Inc., a subsidiary of the Operating Partnership (“ARC Dealership”), the guarantee of the Amended Chattel Facility described below, and other guarantees not exceeding $5.0 million in the aggregate.  A breach of any of these covenants would result in a default under the Lease Receivables Facility.

Copies of the Amendment, the First Amendment to Operating Partnership Guarantee and the Security Agreement are attached to this Form 8-K as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.  The descriptions of the Amendment, the First Amendment to Operating Partnership Guarantee and the Security Agreement set forth above are qualified in their entirety by reference to such Exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

Exhibit 10.1	First Amendment to Credit Agreement, dated as of October 14, 2005, by and among ARC Housing LLC and ARC Housing TX LP (“Borrowers”), and Merrill Lynch Mortgage Capital Inc. (“Lender”)
Exhibit 10.2	First Amendment to the ARC LP Guarantee dated as of October 14, 2005, by and among Affordable Residential Communities LP (“Guarantor”) and Merrill Lynch Mortgage Capital Inc., (“Lender”)
Exhibit 10.3	Security Agreement dated as of October 14, 2005, made by ARC Real Estate Holdings, LLC (the “Grantor”) in favor of Merrill Lynch Mortgage Capital Inc., (“Lender”)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2005

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

	By:	/s/ Scott L. Gesell
Scott L. Gesell
Executive Vice President